Exhibit 10.26

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

RENOVIS, INC.

for

METHOD OF TREATING PAIN USING NALBUPHINE AND OPIOID ANTAGONISTS

UC Case No. 2000-002

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

UC Case No. SF2000-002

EXCLUSIVE LICENSE AGREEMENT

for

METHOD OF TREATING PAIN USING NALBUPHINE AND OPIOID ANTAGONISTS

This license agreement (the “Agreement”) is made and entered into effective as of December 27, 2002 (the “Effective Date”) by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200, (“The Regents”), and acting through its Office of Technology Management, University of California San Francisco, 185 Berry Street, Suite 4603, San Francisco, CA 94107 (“UCSF”), and RENOVIS, INC., a Delaware corporation having a principal place of business at 270 Littlefield Avenue, South San Francisco, CA 94080 (the “Licensee”).

BACKGROUND

A. Certain inventions, generally characterized as “Method of Treating Pain Using Nalbuphine and Opioid Antagonists” (collectively the “Invention”), were made in the course of research at the University of California San Francisco by Jon D. Levine (the “Inventors”) and are covered by Regents’ Patent Rights as defined below;

B. The development of the Invention was sponsored in part by the National Institutes of Health and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§200-212 and applicable regulations;

C. The Licensee and The Regents have executed a Letter of Intent (U.C. Control No. 2001-30-0027) effective February 1, 2001 for the purpose of negotiating a license to Regents’ Patent Rights;

D. The Licensee wishes to obtain an exclusive license under The Regents’ Patent Rights from The Regents for the commercial research, development, manufacture, use and sale of products from the Invention, and The Regents is willing to grant those exclusive rights so that the Invention may be developed to its fullest and the benefits enjoyed by the general public; and

E. The Licensee is a “small business firm” as defined in 15 U.S.C. §632;

F. Licensee recognizes and agrees that royalties due under this Agreement will be paid on both pending patent applications and issued patents;

In view of the foregoing, the parties agree:

1.	DEFINITIONS

1.1 “Regents’ Patent Rights” means any subject matter claimed in or covered by any of the following: Abandoned U.S. Patent Application Serial No. 60/210,367 entitled “Action of Naloxone on Gender-dependent Analgesic and Anti-analgesic Effects of Nalbuphine in Humans” filed June 9, 2000 and assigned to The Regents, and pending U.S. Patent Application Serial No. 09/877,669 entitled “Method of Treating Pain Using Nalbuphine and Opioid Antagonists” filed June 8, 2001 and assigned to The Regents, and, (to the extent legally able to do so and subject to The Regents’ obligations to any providers of third-party materials or funding), any other patent application, solely to the extent of The Regents’ interest therein, teaching the analgesic uses of kappa opioid agonists and opioid antagonists developed in the laboratory of Jon D. Levine at UCSF and naming Jon D. Levine as a sole or joint inventor and subsequently filed by or on behalf of The Regents within two years of the Effective Date of this Agreement); and continuing applications thereof including divisions and substitutions and continuation-in-part applications (to the extent the claims thereof are enabled by and supported by the written description in the disclosure in the parent application); any patents issuing on said applications including reissues, reexaminations and extensions thereof; and any corresponding foreign applications or patents.

1.2 “Licensed Product” means any product (a) that is covered by or claimed in Regents’ Patent Rights, (b) that is produced by the Licensed Method, or (c) the manufacture or use of which is covered by or claimed in Regents’ Patent Rights.

1.3 “Licensed Method” means any method that is covered by or claimed in Regents’ Patent Rights.

1.4 “Net Sales” means the total of the gross invoice prices of Licensed Products sold or Licensed Methods performed by the Licensee, an Affiliate, or a sublicensee, less the sum of the following actual deductions where applicable: cash, trade, or quantity discounts, retroactive price reductions or rebates actually granted to customers of Licensed Products, and charge-back payments and rebased granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers or reimbursers); sales, use, tariff, import/export duties or other excise taxes imposed on particular sales or services, but excluding value added taxes other than Deductible Value Added Taxes and taxes assessed on income derived from such sales; transportation charges and allowances; or credits to customers because of recalls, rejections or returns. “Deductible Value Added Tax” means value added tax to the extent such value added tax is actually incurred by the Licensee, an Affiliate, or sublicensee, and is not reimbursable, refundable or creditable to such party. For purposes of calculating Net Sales, transfers to an Affiliate or sublicensee for end use by the Affiliate or sublicensee will be treated as sales at list price.

1.5 “Affiliate” means any corporation or other business entity in which the Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which the Licensee is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an “Affiliate” includes any company in which the Licensee owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.6 “Field of Use” means all human and animal therapeutic and prophylactic applications and uses.

2.	LIFE OF PATENT EXCLUSIVE GRANT

2.1 Subject to the limitations set forth in this Agreement, The Regents grants to the Licensee a world-wide license under Regents’ Patent Rights to practice the inventions in the Regents’ Patent Rights and to make, have made, use, sell, offer to sell and import Licensed Products and to practice Licensed Methods.

2.2 Except as otherwise provided in this Agreement, the license granted in Paragraph 2.1 is exclusive for the life of the Agreement.

2.3 The license granted in Paragraphs 2.1 and 2.2 is subject to all the applicable provisions of any license to the United States Government executed by The Regents and is subject to the overriding obligations to the U.S. Government under 35 U.S.C. §§200-212 and applicable governmental implementing regulations.

2.4 The license granted in Paragraphs 2.1 and 2.2 are limited to methods and products that are within the Field of Use. For other methods and products (if any), the Licensee has no license under this Agreement.

2.5 The Regents reserves the right to use the Invention and associated technology for educational and academic research purposes.

3.	SUBLICENSES

3.1 The Regents also grants to the Licensee the right to issue sublicenses to third parties under the rights granted in Section 2.1, as long as the Licensee has current exclusive rights thereto under this Agreement. To the extent applicable, sublicenses must include, at a minimum, all of the rights of and obligations due to The Regents (and, if applicable, the United States Government) contained in this Agreement.

3.2 The Licensee shall promptly provide The Regents with a copy of each sublicense issued, provided that Licensee may redact from such copy technical information that does not relate to the Regents’ Patent Rights, and economic terms that do not relate to consideration paid for, or other financial obligations relating to, the grant of the sublicense under the Regents’ Patent Rights ; collect and guarantee payment of all payments due The Regents from sublicensees; and summarize and deliver all reports due The Regents from sublicensees.

3.3 Upon termination of this Agreement for any reason, The Regents, at its sole discretion, shall determine whether the Licensee shall cancel or assign to The Regents any and all sublicenses.

4.	PAYMENT TERMS

4.1 Paragraphs 1.1, 1.2, and 1.3 define Regents’ Patent Rights, Licensed Products and Licensed Methods so that royalties are payable on products and methods covered by both pending patent applications and issued patents. Royalties will accrue in each country for the duration of Regents’ Patent Rights in that country and are payable to The Regents when Licensed Products and/or Licensed Methods are invoiced, or if not invoiced, when delivered to a third party.

4.2 Licensee shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each payment will be for earned royalties accrued within the Licensee’s most recently completed calendar quarter.

4.3 All monies due The Regents are payable in United States dollars. When Licensed Products and/or Licensed Methods are sold for monies other than United States dollars, the Licensee shall first determine the earned royalty in the currency of the country in which Licensed Products and/or Licensed Methods were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the reporting period.

4.4 Royalties earned on sales occurring in any country outside the United States may not be reduced by any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income. The Licensee is also responsible for all bank transfer charges. Notwithstanding this, all payments made by the Licensee in fulfillment of The Regents’ tax liability in any particular country (such as by withholding taxes) will be credited against earned royalties or fees due The Regents for that country.

4.5 If at any time legal restrictions prevent the prompt remittance of royalties by the Licensee from any country where a Licensed Product and/or Licensed Method is sold, the Licensee shall convert the amount owed to The Regents into United States funds and shall pay The Regents directly from its U.S. source of funds for as long as the legal restrictions apply.

4.6 If any patent or patent claim within Regents’ Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no further appeal can be taken, all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before the final decision or that are based on another patent or claim not involved in the final decision.

4.7 No royalties may be collected or paid on Licensed Products and/or Licensed Methods sold to the account of the U.S. Government, any agency thereof, state or domestic municipal government as provided for in the License to the Government.

4.8 If payments, rebillings or fees are not received by The Regents when due, the Licensee shall pay to The Regents interest charges on the above at a rate of ten percent (10%) per annum. Interest is calculated from the date due until actually received by The Regents.

5.	LICENSE-ISSUE FEE

5.1 The Licensee shall pay to The Regents a license-issue fee in the total amount of [*], which amount shall be paid in three (3) equal installments of [*] each, the first installment to be paid within twenty (20) days after the Effective Date, and the remaining two installments paid on each of the first two anniversaries of the Effective Date. This fee is non-refundable, non-cancelable, and is not an advance against royalties.

6.	EARNED ROYALTIES

6.1 The Licensee shall also pay to The Regents an earned royalty equal to a percentage of the Net Sales of Licensed Products and/or Licensed Methods, with the percentage royalty rate determined according to the following schedule, based upon the level of annual Net Sales of Licensed Products and Licensed Methods worldwide:

Annual Net Sales	Royalty Rate
Up to $250 million	[*]
$250 million to $500 million	[*]
Above $500 million	[*]

6.2 With respect to royalties owed to The Regents due to sales of Licensed Products and/or Licensed Methods by a sublicensee, if the amount of royalties payable to Licensee by such sublicensee based on sublicensee’s Net Sales is less than [*] of Net Sales, then The Regents agree to negotiate in good faith a reduction of the royalty rate applicable to such sublicensee’s Net Sales, which reduction shall be commercially reasonable and based on the amount of value added by Licensee to such Licensed Product and/or Licensed Method (including without limitation preclinical and clinical trial work conducted or funded by Licensee with respect thereto).

6.3 If Licensee is obligated to pay a third party royalties, based on a license under such third party’s patent rights, for the manufacture, use, import or sale of a particular Licensed Product or particular Licensed Method, then Licensee shall have the right to credit an amount equal to [*] of the aggregate royalty amounts paid to the unaffiliated third parties against the royalties owing to The Regents under Section 6.1 above with respect to sales of such Licensed Product or Licensed Method; provided that the credit for any given year does not reduce the royalties owing to The Regents by more than [*].

6.4 Royalty obligations under this Article 6, as to a particular Licensed Product or Licensed Method, shall expire, on a country-by-country basis, upon the later of: (i) the date of expiration of the last to expire issued patent included in the Regents’ Patent Rights that claims the Licensed Product or Licensed Method (as applicable) in the particular country, or (ii) ten years after first commercial sale of such Licensed Product or Licensed Method in such country.

7.	SUBLICENSE REVENUES

7.1 Licensee shall pay to The Regents royalties based on Net Sales of its sublicensees, as described above in Article 6. In addition, Licensee shall pay to The Regents a percentage (the “Sublicense Percentage”) of all nonroyalty compensation received by Licensee or its Affiliates (except as otherwise provided below) for the grant of a sublicense under the Regents’ Patent Rights (“Sublicense Revenues”), which percentage depends on the time of development of the applicable Licensed Product and/or Licensed Method at the time of grant of the sublicense as set forth in the following table:

[*]

However, the above obligation to pay The Regents a share of amounts received from sublicensees shall not apply to any amounts received as support for research and development activities, as a loan, for the purchase of an equity interest in Licensee, as reimbursement for patent costs, as royalty payments, or as consideration for the grant of rights to intellectual property and/or materials that are not claimed by the Regents’ Patent Rights.

7.2 Licensee shall pay to The Regents the applicable share of Sublicensee Revenues within thirty (30) days of receipt of the particular Sublicensee Revenues.

8.	MILESTONE PAYMENTS

8.1 With respect to development of Licensed Products and/or Licensed Methods by Licensee or its Affiliate, Licensee shall pay The Regents milestone payments for the first Licensed Product and/or Licensed Method to achieve the following milestone events for each separate and distinct Medical Indication (as defined below) that such Licensed Product or such Licensed Method is being developed for:

Milestone Event	Payment
First filing of IND First Phase III Trial First filing of NDA Regulatory Approval	[*] [*] [*] [*]

A distinct “Medical Indication” shall mean a particular disease or condition that is recognized in the Merck Manual of Diagnosis and Therapy as a distinct disease or condition for which a drug therapy can be developed and prescribed as a labeled indication, which disease or condition is different and distinct from any other Medical Indication for which a Licensed Product or Licensed Method is, at the particular time, being clinically developed or marketed. For clarity,

Licensee shall pay the above milestone payments only once as to any particular milestone event for a particular Medical Indication.

8.2 If Licensee is obligated to pay milestone payments to a third party based on a license agreement granting Licensee rights to such third party’s intellectual property that covers the Licensed Product and/or Licensed Methods or their manufacture, sale, or use, then the foregoing milestone payments shall be [*] of the amount of such third party payments, subject to a [*] of the milestone amount set forth above.

8.3 In addition, Licensee shall pay The Regents a one-time milestone payment of [*] upon Licensee, its Affiliates and/or sublicensees first achieving cumulative gross sales of Licensed Products and/or Licensed Methods in the total amount of [*].

8.4 Milestone payments shall be paid by Licensee within thirty (30) days of achieving the particular event for which the payment is owed.

9.	DUE DILIGENCE

9.1 Commencing on execution of this Agreement, Licensee shall diligently proceed (itself or its Affiliates or sublicensees) with the development of Licensed Products and/or Licensed Methods with the goal of achieving regulatory approval for marketing thereof as soon as practicable, using commercially reasonable efforts. Upon achieving such approval, Licensee (or its Affiliate or sublicensee) shall use diligent efforts to manufacture and sell such approved License Product and/or Licensed Method and shall earnestly and diligently endeavor to market the same in quantities sufficient to meet market demands. Licensee will be entitled to exercise prudent and reasonable business judgment in meeting its due diligence obligations hereunder.

9.2 The Licensee shall endeavor, using commercially reasonable efforts, to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products and/or Licensed Methods.

9.3 Subject to Section 9.6, the Licensee shall:

9.3.1 submit an IND covering Licensed Products to the United States FDA within [*] from the Effective Date of this Agreement;

9.3.2 obtain regulatory approval to market a Licensed Product within [*] from the Effective Date of this Agreement; and

9.3.3 market Licensed Products in the United States within [*] of receiving regulatory approval of such Licensed Product from the FDA.

9.4 If the Licensee is unable timely to perform any of the above provisions (as such time deadlines may be extended as provided in Section 9.5 below), then The Regents has the right and option to either terminate this Agreement or reduce the Licensee’s exclusive license to a non exclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (GRANT).

9.5 If Licensee is unable to meet any of its due diligence obligations set forth in Section 9.3 within the specified time, then Licensee will have the right and option to extend the target date of any such due diligence obligation for a period of [*] upon the payment of [*] within thirty (30) days of the extension date for each such extension option exercised by Licensee. Licensee may further extend the target date of any diligence obligation for an additional [*] upon payment of an additional [*]. Both [*] extensions will automatically apply unless Licensee notifies The Regents in writing prior to the target date that Licensee does not elect to take the extension. Additional extensions may be granted only by mutual written agreement of the parties to this Agreement.

9.6 Licensee shall be deemed to meet the applicable milestones in Section 9.3 above if Licensee (and/or its Affiliate or sublicensee) spends not less than three hundred thousand dollars ($300,000) per year during the first three (3) years of this Agreement for the development of one or more Licensed Products and/or Licensed Methods, and during the following five (5) years of this Agreement, an amount that averages out to be (when measured at any particular time during such five (5) year period) spending at a rate at such time that equals at least six hundred thousand dollars ($600,000) per year up until such time, for the development and/or marketing of one or more Licensed Products and/or Licensed Methods , provided that the foregoing shall terminate upon filing of an NDA or foreign equivalent application covering a Licensed Product or Licensed Method.

10.	PROGRESS AND ROYALTY REPORTS

10.1 Beginning August 31, 2003 and semi-annually thereafter, the Licensee shall submit to The Regents a progress report covering the Licensee’s (and any Affiliate’s or sublicensee’s) activities related to the development and testing of all Licensed Products and/or Licensed Methods and the obtaining of the governmental approvals necessary for marketing. Progress reports are required for each Licensed Product and Licensed Method until the first commercial sale of that Licensed Product or that Licensed Method occurs in the United States and shall be again required if commercial sales of such Licensed Product or Licensed Method are suspended or discontinued.

10.2 Progress reports submitted under Paragraph 10.1 shall include, but are not limited to, the following topics:

–	summary of work completed

–	key scientific discoveries

–	summary of work in progress

–	current schedule of anticipated events or milestones

–	market plans for introduction of Licensed Products and/or Licensed Methods, and

–	a summary of resources [*] spent in the reporting period.

10.3 The Licensee has a continuing responsibility to keep The Regents informed of the large/small business entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensees and Affiliates.

10.4 The Licensee shall report to The Regents the date of first commercial sale of a Licensed Product and/or Licensed Method in each country in its immediately subsequent progress and royalty report.

10.5 After the first commercial sale of a Licensed Product and/or Licensed Method anywhere in the world, the Licensee shall make quarterly royalty reports to The Regents on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report will cover the Licensee’s most recently completed calendar quarter and will show (a) the gross sales and Net Sales of Licensed Products and/or Licensed Methods sold during the most recently completed calendar quarter; (b) the number of each type of Licensed Product and/or Licensed Method sold; (c) the royalties, in U.S. dollars, payable with respect to sales of Licensed Products and/or Licensed Methods; (d) the method used to calculate the royalty; and (e) the exchange rates used.

10.6 If no sales of Licensed Products and/or Licensed Methods have been made during any reporting period, a statement to this effect is required.

11.	BOOKS AND RECORDS

11.1 The Licensee shall keep accurate books and records showing all Licensed Products and/or Licensed Methods manufactured, used, and/or sold under the terms of this Agreement. Books and records must be preserved for at least three (3) years from the date of the royalty payment to which they pertain.

11.2 Such books and records shall be made available by Licensee for inspection by an independent auditor with a national auditing firm engaged by The Regents and reasonably acceptable to Licensee, solely to confirm the royalty payments and other payments made hereunder. Such auditor shall not disclose Licensee’s Confidential Information, except to the extent such disclosure is necessary to verify the portion of the amount of royalties and payments due under this Agreement. Such audits may be exercised once a year, within three (3) years after the period to which such records relate, upon at least 30 days written notice to Licensee and during normal business hours. The Regents shall bear the fees and expenses of such examination, unless the audit reveals an underpayment of royalties of more than five percent (5%) of the total royalties due for the period examined, in which case the Licensee shall bear the fees and expenses of that examination.

12.	LIFE OF THE AGREEMENT

12.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective Date until the last-to-expire patent licensed under this Agreement; or until the last patent application licensed under this Agreement is abandoned and no patent in Regents’ Patent Rights ever issues.

12.2 Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 11 Article 15 Article 16 Article 21 Article 24 Article 30	Books and Records Disposition of Licensed Products on Hand on Termination Use of Names and Trademarks Indemnification Failure to Perform Secrecy

13.	TERMINATION BY THE REGENTS

13.1 In addition to the termination provision of Section 9.4 herein, if the Licensee fails to perform or violates any material term of this Agreement, then The Regents may give written notice of default (Notice of Default) to the Licensee. If the Licensee fails to repair the default within sixty (60) days of the effective date of Notice of Default, The Regents may terminate this Agreement and its licenses by a second written notice (Notice of Termination). If a Notice of Termination is sent to the Licensee, this Agreement will automatically terminate on the effective date of that notice. Termination will not relieve the Licensee of its obligation to pay any fees owing at the time of termination and will not impair any accrued right of The Regents. These notices are subject to Article 22 (Notices).

14.	TERMINATION BY LICENSEE

14.1 The Licensee has the right at any time to terminate this Agreement in whole or as to any portion of Regents’ Patent Rights by giving notice in writing to The Regents. Notice of termination will be subject to Article 22 (Notices) and termination of this Agreement will be effective sixty (60) days from the effective date of notice.

14.2 Any termination under the above paragraph does not relieve the Licensee of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to The Regents or anything done by Licensee prior to the time termination becomes effective. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

15.	DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

15.1 Upon termination of this Agreement, the Licensee and its Affiliates are entitled to dispose of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days provided that the sale of those Licensed Products is subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

16.	USE OF NAMES AND TRADEMARKS

16.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California is prohibited.

17.	LIMITED WARRANTY

17.1 The Regents warrants to the Licensee that it has the lawful right to grant this license.

17.2 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

17.3 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS OR LICENSED METHODS OR ANY OTHER CLAIM ARISING UNDER THIS AGREEMENT, EXCEPT THAT LICENSEE SHALL BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS OR LICENSED METHODS OR ANY OTHER CLAIM ARISING UNDER THIS AGREEMENT WHEN LICENSEE MUST INDEMNIFY, HOLD HARMLESS, AND DEFEND THE REGENTS UNDER ARTICLE 21 (INDEMNIFICATION).

17.4 This Agreement does not:

17.4.1 express or imply a warranty or representation as to the validity or scope of any of Regents’ Patent Rights;

17.4.2 express or imply a warranty or representation that anything made, used, sold, offered for sale or imported or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

17.4.3 obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 20;

17.4.4 confer by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents’ Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Regent’s Patent Rights; or

17.4.5 obligate The Regents to furnish any know-how not provided in Regents’ Patent Rights.

18.	PATENT PROSECUTION AND MAINTENANCE

18.1 As long as the Licensee has paid patent costs as provided for in this Article, The Regents shall diligently endeavor to prosecute and maintain the United States and foreign patents and patent applications comprising Regents’ Patent Rights using counsel of its choice reasonably acceptable to Licensee, and The Regents shall provide the Licensee, at a reasonable time in advance of any filing or correspondence with relevant patent offices or agencies, with copies of all relevant documentation and communications so that the Licensee may be informed of the continuing prosecution and shall have the opportunity to comment thereon. The Regents agrees to use diligent efforts to accommodate all of Licensee’s reasonable comments on such prosecution efforts. Licensee agrees to keep this documentation confidential. The Regents’ counsel will take instructions only from The Regents, and all patents and patent applications under this Agreement will be assigned solely to The Regents.

18.2 The Regents shall use all reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products contemplated to be sold under this Agreement.

18.3 The Licensee shall apply for an extension of the term of any patent included within Regents’ Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The Licensee shall prepare all documents, and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith.

18.4 The Licensee shall bear [*] costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement. Costs billed by

The Regents’ counsel will be rebilled to the Licensee and are due within thirty (30) days of rebilling by The Regents. These costs include patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement and [*] patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, or inventorship determinations. Licensee has paid to date [*] prior costs and expenses for such prosecution efforts that have been invoiced to Licensee prior to             , 2002, and Licensee shall pay within thirty (30) days of execution of this Agreement [*] additional costs and expenses for such efforts that have been invoiced to Licensee as of the Effective Date. For the avoidance of doubt, Licensee will continue to pay costs and expenses for prosecution efforts as they are invoiced to Licensee.

18.5 The Licensee may request The Regents to obtain patent protection on the Invention in foreign countries if available and if it so desires. The Licensee shall notify The Regents of its decision to obtain or maintain foreign patents not less than sixty (60) days prior to the deadline for any payment, filing, or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired, and must reaffirm the Licensee’s obligation to underwrite the costs thereof. The absence of such a notice from the Licensee to The Regents will be considered an election not to obtain or maintain foreign rights.

18.6 The Licensee’s obligation to [*] and to pay patent prosecution costs will continue for so long as this Agreement remains in effect, but the Licensee may terminate its obligations with respect to any given patent application or patent upon thirty (30) days written notice to The Regents. The Regents will use its best efforts to curtail patent costs when a notice of termination is received from the Licensee. The Regents may prosecute and maintain such application(s) or patent(s) at its sole discretion and expense, but the Licensee will have no further right or licenses thereunder. Non-payment of patent costs may be deemed by The Regents as an election by the Licensee not to maintain application(s) or patent(s).

18.7 The Regents may file, prosecute or maintain patent applications at its own expense in any country in which the Licensee has not elected to file, prosecute, or maintain patent applications in accordance with this Article, and those applications and resultant patents will not be subject to this Agreement. If The Regents elect not to file, prosecute or maintain any particular patent application or patent within the Regents’ Patent Rights in any country in which the Licensee has elected to file, prosecute, or maintain such patent applications in accordance with this Article, to the extent legally able to do so, then The Regents shall provide Licensee the right at its expense to undertake such filing, prosecution and maintenance in the name of The Regents, and The Regents shall cooperate in all reasonable manners to assist such efforts (at no expense to The Regents).

19.	PATENT MARKING

19.1 The Licensee, its Affiliates, and sublicensees shall mark all Licensed Products and/or Licensed Methods made, used or sold under the terms of this Agreement, or their containers, to the extent required by the applicable patent marking laws.

20.	PATENT INFRINGEMENT

20.1 In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other, provided that Licensee shall have the right to notify such third party to the extent that Licensee has, under Section 20.2, the right to initiate suit against such third party for infringement. The Regents shall have the right to terminate this Agreement immediately without the obligation to provide 60 days’ notice as set forth in Paragraph 13.1 if the Licensee notifies a third party of infringement or puts such third party on notice of the existence of any Regents’ Patent Rights with respect to such infringement to the extent Licensee is required to first obtain the written consent of The Regents, as set forth above. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

20.2 If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, the Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in that suit. The Licensee may not join The Regents as a party to a suit initiated by the Licensee without The Regents’ prior written consent. If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee, the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

20.3 If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, The Regents may institute suit for patent infringement against the infringer. If The Regents institutes such suit, the Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit.

20.4 Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover the litigation costs each incurred, and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between the Licensee and The Regents as follows: (a) for any such recovery by Licensee based on claims made by Licensee funded by Licensee in litigation to which The Regents is not a party, other than amounts paid for willful infringement, such recovery shall be deemed Net Sales for which Licensee shall pay the Regents royalties pursuant to Section 6.1; (b) for any such recovery by Licensee based on claims made by Licensee funded by Licensee in litigation to which The Regents is a party other than amounts paid for willful infringement, such recovery shall be [*] to The Licensee and [*] to The Regents, (c) for any such recovery by Licensee based on claims made by Licensee and The Regents funded by Licensee and The Regents in litigation to which The Regents is a party, other than amounts paid to willful infringement, such recovery shall be shared according to actual litigation costs and expenses borne by the parties, with a minimum share to The Regents of [*] regardless of a lesser percentage of costs and expenses borne by The Regents, and (d) for any recovery for willful infringement The Regents shall receive [*] of the recovery. In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 20.

20.5 Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with all of the requirements regarding sublicensing specified in this Agreement, including but not limited to Articles 3, 7, 8, 9, and 10.

20.6 Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

20.7 Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

21.	INDEMNIFICATION

21.1 The Licensee shall indemnify, hold harmless and defend The Regents, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of the patents and patent applications in Regents’ Patent Rights and their employers against any and all third party claims, suits, losses, liabilities, damages, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification includes, but is not limited to, any product liability.

21.2 The Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as follows, or an equivalent program of self insurance:

21.3 Comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows:

–	Each Occurrence [*]

–	Products/Completed Operations Aggregate [*]

–	Personal and Advertising Injury [*]

–	General Aggregate (commercial form only) [*]

The coverage and limits referred to under the above do not in any way limit the liability of the Licensee. The Licensee shall furnish The Regents with certificates of insurance showing compliance with all requirements. Certificates must:

–	Provide for thirty (30) days’ advance written notice to The Regents of any modification.

–	Indicate that The Regents has been endorsed as an additional Insured under the coverage referred to under the above.

–	Include a provision that the coverage will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

21.4 The Regents shall notify the Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article. The Licensee shall keep The Regents informed on a current basis of its defense of any claims under this Article.

22.	NOTICES

22.1 Any notice or payment required to be given to either party is properly given and effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to another address as is designated by written notice given to the other party.

In the case of the Licensee:	Renovis, Inc. 270 Littlefield Avenue South San Francisco, CA 94080 Attention: President

With a copy to:	Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 Attn: Barclay James Kamb, Esq.

In the case of The Regents:	Office of Technology Management University of California San Francisco 185 Berry Street, Suite 4603 San Francisco, CA 94107 Attention: Director Referring to: UCSF Case No. SF-2000-002

In the case of The Regents, for accounting and payment purposes:
Office of Technology Transfer Attn.: Accounts Receivable (UCSF Case No. 2000-002) University of California Office of the President 1111 Franklin Street, 7th Floor Oakland, CA 94607-5200

23.	ASSIGNABILITY

23.1 This Agreement may be assigned by The Regents, but is personal to the Licensee and assignable by the Licensee only with the written consent of The Regents, which consent will not be unreasonably withheld; provided, however, that Licensee may assign this Agreement without such consent to its successor in interest pursuant to a merger, acquisition, sale of all or substantially all of its assets to which this Agreement relates or similar transaction.

24.	FAILURE TO PERFORM

24.1 If either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

25.	NO WAIVER

25.1 No waiver by either party of any default of this Agreement may be deemed a waiver of any subsequent or similar default.

26.	GOVERNING LAWS

26.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

27.	PREFERENCE FOR UNITED STATES INDUSTRY

27.1 Because this Agreement grants the exclusive right to use or sell the Invention in the United States, the Licensee agrees that any products sold in the U.S. embodying this Invention or produced through the use thereof will be manufactured substantially in the United States, unless a waiver from the foregoing requirement is obtained as permitted under applicable law or regulation. The Regents agree that, if requested by Licensee, The Regents will use reasonable and good faith efforts to seek a waiver or exception from the foregoing requirement, on reasonable showing of need therefore by Licensee.

28.	GOVERNMENT APPROVAL OR REGISTRATION

28.1 Licensee shall notify The Regents if it becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

29.	EXPORT CONTROL LAWS

29.1 The Licensee and its Affiliates shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and/or Licensed Methods and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

30.	SECRECY

30.1 With regard to confidential information received by Licensee from The Regents regarding the Invention and identified by The Regents as “confidential” on disclosure to Licensee, or confidential information of Licensee disclosed to The Regents and identified as “confidential” on disclosure to The Regents (in each case, the “Confidential Information” of the disclosing party), the receiving Party agrees, subject to Section 29.2:

30.1.1 not to use the Confidential Information of the disclosing Party for any purpose except for the sole purpose of performing under the terms of this Agreement;

30.1.2 to safeguard such Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

30.1.3 not to disclose such Confidential Information to others (except to its employees, agents, consultants or sublicensees who are bound to the Party by a like obligation of confidentiality) without the express written permission of the disclosing Party.

Further, the Parties agree that, subject to the exceptions provided in Section 29.2 below, all information communicated by a party (or its counsel) to the other party hereunder regarding prosecution of the patent applications in the Regents’ Patent rights shall be deemed to be “Confidential Information” of the disclosing party, and that the failure on the part of that party or its counsel to mark as “Confidential” any communication between such party and its counsel, shared under attorney-client privilege, shall not negate the confidential nature of such correspondence or the receiving Party’s obligation to treat such information as “Confidential Information” if and from the time that such is disclosed to receiving Party.

30.2 The obligations under Section 29.1 shall not apply to any Confidential Information of a disclosing Party if the receiving Party can demonstrate by competent evidence that such Confidential Information:

30.2.1	was previously known to the receiving Party prior to disclosure hereunder;

30.2.2	is now, or becomes in the future, public knowledge other than through acts or omissions of the receiving Party;

30.2.3	is lawfully obtained by the receiving Party from sources independent of the disclosing Party; or

30.2.4	is independently developed by the receiving Party without use of the Confidential Information of the disclosing Party.

30.3 The obligations of the Parties with respect to Confidential Information will continue for a period ending [*] from the termination date of this Agreement, subject to Section 29.4.

30.4 The non-disclosure obligations contained in Section 29.1 shall not apply to particular Confidential Information that a Party received from the other Party to the extent that such receiving Party is required to disclose such Confidential Information by law, order or regulation of a governmental agency (including the California Public Records Act or governmental audit requirement) or a court of competent jurisdiction, provided that such Party shall first give reasonable notice of such requirement to the other Party and shall seek, or cooperate in such other Party’s efforts in obtaining, a protective order or confidential treatment of such Confidential Information, and shall in any event disclose only the minimum amount of information as is required.

31.	MISCELLANEOUS

31.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

31.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

31.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

31.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. In case any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

RENOVIS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ LYNN ZYDOWSKY	By:	/s/ JOEL B. KIRSCHBAUM
	(Signature)		(Signature)

Name:	LYNN ZYDOWSKY	Name:	JOEL B. KIRSCHBAUM
	(Please Print)		(Please Print)

Title:	SVP Corporate Development	Title:	Director OTM

Date:	12/27/02	Date:	12/27/02